SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 7, 2006

COGNOS INCORPORATED

(Exact name of registrant as specified in its charter)

Canada

(State or other jurisdiction of incorporation)

0-16006	98-0119485
(Commission File Number No.)	(IRS Employer Identification No.)

3755 Riverside Drive
P.O. Box 9707, Station T
Ottawa, Ontario, Canada
K1G 4K9

(Address of principal executive offices)

Registrant’s telephone number, including area code:

(613) 738-1440

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (See General Instruction A.2. below):

    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01	Results of Operations and Financial Condition

On September 7, 2006, Cognos Incorporated (the “Company”) issued a press release announcing, among other matters, certain of its preliminary results of operations for the period ended August 31, 2006, the text of which is set forth as Exhibit 99.1.

Item 2.05	Costs Associated with Exit or Disposal Activities

On September 7, 2006, the Company announced that it has committed to a plan to accelerate the improvement of its operating margin. The plan includes: a reduction of approximately 210 personnel or 6 percent of the Company’s global staff, focused primarily on management and non-revenue-generating positions. The Company expects to substantially complete the activities relating to the plan within the Company’s fiscal year 2007.

As part of this plan, and in accordance with generally accepted accounting principles, the Company expects to incur pre-tax charges and cash expenditures associated with the reduction in workforce. The Company expects to incur approximately $27 million in total pre-tax charges in the third quarter of fiscal year 2007. Substantially all of the expected pre-tax charges are related to employee terminations. The Company expects that $25 million will be paid in cash. The remaining $2 million in pre-tax charges are expected to be non-cash expenses resulting primarily from employee termination costs related to non-cash stock-based compensation costs. The Company expects cost savings as a result of this plan of approximately $28 million on an annualized basis and $13 million in the remaining half of fiscal year 2007. The Company issued a press release with respect to the plan, the text of which is attached as Exhibit 99.1.

Item 9.01	Financial Statements and Exhibits

99.1	Press Release dated September 7, 2006.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COGNOS INCORPORATED
(Registrant)

Dated: September 7, 2006	By: /s/ Tom Manley
Tom Manley
Senior Vice President, Finance &
Administration and Chief
Financial Officer

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